EUA ENERGY INVESTMENT CORPORATION
                 INVESTMENT IN SEPARATION TECHNOLOGIES, INC.
                             FIRST QUARTER 1999

(1) During mid-May 1999, the Company completed the construction and installation of its first unit separator with Baltimore Gas & Electric. This agreement provides for two separators to be installed at Baltimore Gas & Electric's Brandon Shores, Maryland operation facility. It is anticipated, based on the demand levels for fly ash, that construction of the second unit will start within twenty four months.

    The Company is in the final testing stage with the Florida State Department of Transportation to gain acceptance of the processed ash in highway projects. At present, the Company anticipates a late 1999 start up at the Jacksonville facility.

(2) Separation Technologies' Financial Statements through March 31, 1999.


                          SEPARATION TECHNOLOGIES, INC.
                             CONDENSED BALANCE SHEET
                                March 31, 1999
                                   (Unaudited)
                             (In Thousands of Dollars)

                                 ASSETS
Fixed Assets:
    Property and equipment, net                     $6,107
    Less: Accumulated depreciation                   1,826
          Total fixed Assets                         4,281
Current Assets:
    Cash and cash equivalents                        2,248
    Accounts Receivable, net                           348
    Inventories                                         52
    Prepaid Expenses and Other                          37
          Total Current Assets                       2,685
Other Assets:
    Restricted Cash                                    932
    Investment in ProAsh                               290
    Acquired Intangibles                               125
    Patents and acquired Technology                    450
          Total Other Assets                         1,797
TOTAL ASSETS                                        $8,763

                              LIABILITIES
Stockholders' Equity
    Series A Convertible Preferred                     $16
    Common Stock                                        37
    Additional Paid-in-Capital                      14,035
    Deficit accumulated during development         (13,947)
          Total Stockholders' Equity                   141
Long Term Liabilities:
    Notes Payable to EUA Energy                      2,602
          Total Long Term Liabilities                2,602
          Total Capitalization                       2,743
Current Liabilities:
    Accounts Payable                                   341
    Notes Payable-current portion                    4,273
    Interest payable                                   125
    Accrued Expenses and Deferred Revenue            1,281
          Total Current Liabilities                  6,020
TOTAL LIABILITIES AND EQUITY                        $8,763


                           SEPARATION TECHNOLOGIES, INC.
                            CONDENSED INCOME STATEMENT
      For the Three Months and Year to Date Period Ended March 31, 1999
                                   (Unaudited)
                             (In Thousands of Dollars)

                                   QUARTER ENDED      YTD

Revenues                                  $  654    $654
Cost of Revenues                             239     239
          Gross Profit                       415     415

Operating Expenses:
    Engineering, Research and Development    285     285
    Sales and Marketing Expenses             130     130
    General and Administrative Expenses      528     528
          Total Operating Expenses           943     943
Operating Income (Loss)                     (528)   (528)
Interest Charges and Other Expenses          124     124
Pre-tax Net Income (Loss)                  ($652)  ($652)


                            SEPARATION TECHNOLOGIES, INC.
                               STATEMENT OF CASH FLOWS
                For the Year to Date Period Ended March 31, 1999 (Unaudited)
                             (In Thousands of Dollars)

Operating Activities:
    Pre-tax Net Income (Loss)                        ($652)
    Depreciation & Amortization                        186
    Other                                              905
    Change in Current Assets and Liabilities:
        Accounts Receivable                             43
        Accounts Payable                              (675)
        Other Current Assets and Liabilities          (107)
    Net Operating Activities                          (300)

Investing Activities:
          Capital Expenditures                      (1,898)
          Investment in ProAsh                          59
          Net Investing Activities                  (1,839)

Financing Activities:
          Increase in Notes and Leases               3,996
          Net Financing Activities                   3,996

Net increase in cash and cash equivalents            1,857
Cash and cash equivalents at December 31, 1998         391
Cash and cash equivalents at March 31, 1999          2,248